Exhibit 5.1

Goodwin Procter LLP 100 Northern Avenue Boston, MA 02210 goodwinlaw.com +1 617 570 1000

January 17, 2024

Myomo, Inc.

One Broadway, 14th Floor

Cambridge, Massachusetts 02142

Re:    Securities Registered under Registration Statement on Form S-3

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-3 (File No. 333-256159) (as amended or supplemented, the “Registration Statement”) filed on May 14, 2021 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offer by Myomo, Inc., a Delaware corporation (the “Company”), of up to $100,000,000 of any combination of securities of the types specified therein. The Registration Statement was declared effective by the Commission on May 25, 2021. Reference is made to our opinion letter dated May 14, 2021 and included as Exhibit 5.1 to the Registration Statement. We are delivering this supplemental opinion letter in connection with the prospectus supplement (the “Prospectus Supplement”) filed on January 17, 2024 by the Company with the Commission pursuant to Rule 424 under the Securities Act. The Prospectus Supplement relates to the offering by the Company of up to (i) 1,354,218 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), and (ii) pre-funded warrants (the “Pre-Funded Warrants” and together with the Shares, the “Securities”) to purchase up to 224,730 shares of Common Stock (such shares issuable upon exercise of the Pre-Funded Warrants, the “Warrant Shares”), covered by the Registration Statement.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

The opinions set forth below are limited to the Delaware General Corporation Law and, as to the opinion expressed in numbered paragraph 2 below regarding the Pre-Funded Warrants constituting valid and binding obligations of the Company, the law of New York.

Based on the foregoing, we are of the opinion that:

1.	The Shares have been duly authorized and, when delivered and paid for in accordance with the terms of the Purchase Agreement, will be validly issued, fully paid and non-assessable.

Myomo, Inc.

January 17, 2024

2.

The Pre-Funded Warrants have been duly authorized by the Company and, when delivered and paid for in accordance with the terms of the Purchase Agreement, will be valid and binding obligations of the Company.

3.

Assuming sufficient authorized but unissued shares of Common Stock are available for issuance when the Pre-Funded Warrants are exercised, the Warrant Shares, when issued upon exercise of the Pre-Funded Warrants in accordance with the terms of the Pre-Funded Warrants, will be validly issued, fully paid and non-assessable.

The opinion expressed in numbered paragraph 2 above is subject to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity.

This opinion letter and the opinion it contains shall be interpreted in accordance with the Core Opinion Principles as published in 74 Business Lawyer 815 (Summer 2019).

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to this Current Report on Form 8-K and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP
GOODWIN PROCTER LLP